Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-215387) and Form S-8 (No. 333-206300, No. 333-215386, and No. 333-220089) of Axovant Sciences Ltd. of our report dated June 6, 2016 relating to the financial statements which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 11, 2018